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                                                                   EXHIBIT 10.10



                              MANAGEMENT AGREEMENT


                 This Management Agreement, dated as of this 27th day of November, 1996, (this "Agreement") is by and between Booth Creek Ski Holdings, Inc, a Delaware corporation (the "Company"), and Booth Creek, Inc., a Delaware corporation (the "Management Company").

                                    RECITALS

                 A. The Company and its subsidiaries are engaged in the business of owning and operating ski resorts and related businesses.

                 B. The management of the Management Company has extensive experience and expertise in the operation of ski resorts and businesses related thereto.

                 C. The Company has requested that the Management Company provide management services to the Company, Booth Creek Ski Group, Inc., of which the Company is a wholly owned subsidiary ("Group"), and the Company's subsidiaries in connection with their ownership and operation of the ski resorts and related businesses.

                 D. The Management Company and the Company desire to set forth their respective agreements regarding the management services to be provided by the Management Company to the Company and the compensation and reimbursement to be received by the Management Company therefor.

                 NOW THEREFORE, intending to be legally bound hereby, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Appointment

                 (a) Subject to Section 6 hereof, the Company hereby appoints the Management Company to manage and supervise, directly or indirectly, where applicable, certain aspects of its businesses and operations including, without limitation, the duties and responsibilities set forth in Sections 2 and 3 hereof, and agrees that during the term hereof the Management Company may take such actions as it deems reasonably necessary to render such management services to the Company, Group and its subsidiaries. The Company shall, and shall cause Group and its subsidiaries to, cooperate with the Management Company and reasonably assist the Management Company as required to enable the Management Company to discharge its duties and responsibilities hereunder.

                 (b) The Management Company hereby accepts such appointment by the Company and agrees to act in accordance with the duties and responsibilities set forth in this Agreement and to take such actions as may reasonably be required to discharge such duties and responsibilities.
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2.       Board of Directors' Meetings

                 If requested by the officers or directors of the Company, Group or of any subsidiary of the Company, the Management Company will have its management personnel attend meetings of the respective boards of directors of each such companies, and advise such boards with respect to the conduct of the business and affairs of such companies.

3.       Management Services

                 The Management Company shall provide general management advice with respect to the following:

                 (a) financial services including, without limitation, cash management, accounting and data processing systems and procedures, budgeting, equipment purchases, business forecasts, treasury functions and investor relations;

                 (b) the preparation by Group, the Company or its subsidiaries of: (1) consolidated unaudited financial statements of Group, the Company and its subsidiaries as of the end of each month and quarter of each fiscal year, (2) annual cash flow budgets and projections, and (3) any other reports or statements required by institutional investors of Group or reasonably requested by the board of directors of the Company;

                 (c) tax matters including, without limitation, preparation of local, state and federal tax returns, participation in tax audits or reviews and resolution of tax claims;

                 (d) legal matters including, without limitation, negotiation of contracts, preparation of documents, supervision of investigations, litigation and similar matters, environmental matters and government regulatory matters;

                 (e) corporate finance matters including, without limitation, divestitures, acquisitions, debt and equity financing and capital expenditures;

                 (f) administration and operation matters including, without limitation, unified management of the ski resorts, research, marketing and promotion;

                 (g) personnel matters including, without limitation, employee benefit and retirement plan administration, employee relations, insurance administration, employment policies and procedures and public relations;

                 (h) business insurance matters including, without limitation, procurement of directors and officers, casualty, crime, fiduciary, automobile, property, general liability, medical, life and disability insurance; and

                 (i) employment of consultants, contractors and agents to perform services on behalf of the Group, the Company or any of its subsidiaries.





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4.       Fees and Reimbursement of Expenses and Payment

                          In consideration for the services rendered by the
Management Company hereunder to the Company, the Company agrees to compensate and pay the Management Company as set forth in this Section 4.

                 (a) Base Compensation: The Company shall pay the Management Company the sum of $350,000 per annum (the "Base Compensation") payable on a monthly basis in advance.

                 (b) Certain Operations Costs. The Company shall pay the Management Company amounts necessary to cover operations costs (other than office operations costs but including, without limitation, reasonable travel and entertainment costs) of the Management Company attributable to, arising out of, in connection with, or related to management services rendered to the Company or any of its subsidiaries by the Management Company.

                 (c) Third Party Reimbursement: The Company shall reimburse the Management Company for any other costs or expenses incurred by the Management Company for independent third party professionals or persons with respect to its management services set forth in Sections 2 and 3 hereof.

                 (d) Operating Bonus: In addition to the amounts identified above, the Company shall pay to the Management Company an operating bonus (the "Operating Bonus") for each fiscal year that begins during the Term (as defined in Section 5 below) beginning with the fiscal year which commences on November 1, 1996, on the terms and conditions set forth in this Section 4(d). The Operating Bonus for each fiscal year shall be paid within 15 days after Group receives its fiscal year-end audited financial statements for that fiscal year. For the current fiscal year and for each full fiscal year that ends during the Term, the Operating Bonus shall be an amount equal to the product of (i) 2.5% multiplied by (ii) the excess of (x) Consolidated EBITDA (as defined below) for such fiscal year, over (y) $25 million. For any fiscal year that begins during and ends after the Term, the Operating Bonus shall be an amount equal to the product of (1) an amount equal to the product of (i) 2.5% multiplied by (ii) the excess of (x) Consolidated EBITDA for such fiscal year, over (y) $25 million, multiplied by (2) a fraction, the numerator of which is the number of days from the beginning of the fiscal year through the end of the Term, and the denominator of which is 365. "Consolidated EBITDA" shall have the meaning assigned thereto in those certain Securities Purchase Agreements dated the date hereof by and between Group and each of John Hancock Mutual Life Insurance Company and CIBC WG Argosy Merchant Fund 2, L.L.C. (The "Securities Purchase Agreements"). Notwithstanding anything to the contrary, the Operating Bonus to be paid for any fiscal year shall not exceed $400,000.

                 (e) Notwithstanding anything to the contrary set forth herein, the reimbursements to be paid by the Company to the Management Company hereunder shall not be in lieu of, and the Company shall be directly liable for, any expenses incurred by the Company, Group or any of its subsidiaries, or by the Management Company on behalf of Company, Group or any of its subsidiaries, for services rendered to Company, Group or any of its subsidiaries by unaffiliated third parties whether or not such third parties are retained by the Management Company.





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                 (f)      The Management Company shall invoice the Company on a
monthly basis for the respective amounts allocable to such parties and payable pursuant to Section 4(b) and 4(c), and such parties agree to pay such invoices on a net 30-day basis.

                 (g) The Company acknowledges and agrees that (i) the Management Company's obligation to perform the management services set forth herein, and (ii) the Management Company's election to pay any third parties any amounts due and owing by the Company, Group or any subsidiary for any fees, expenses or costs of any kind is contingent upon and subject to the Management Company's receipt of its compensation due hereunder and reimbursement from Company, Group and its subsidiaries in consideration for the management services rendered to Company, Group and its subsidiaries in amounts which the Management Company, in its sole and absolute discretion, considers sufficient to cover any expenditures by the Management Company hereunder.

                 (h) The Management Company acknowledges that the obligation of the Company to make the payments hereunder to Management Company is subject to the provisions of the Securities Purchase Agreements, including without limitation Section 14.6 thereof.

5.       Term.

                 The term of this Agreement (the "Term") shall commence on the date hereof and continue until date of termination (the "Termination Date") of this Agreement as provided in Section 6 hereof.

6.       Termination

                 This Agreement may be terminated as follows:

                 (a) the Management Company may terminate this Agreement if the Company fails or refuses (by act or omission) to comply with or perform in any material respect its obligations under this Agreement and such failure or refusal continues unremedied for more than sixty (60) days after written notice thereof has been given to such failing or refusing party by the Management Company;

                 (b) the Company may terminate this Agreement upon the failure or refusal (by act or omission) of the Management Company to comply with or perform in any material respect its obligations under this Agreement and such failure or refusal continues unremedied for more than ninety (90) days after written notice thereof has been given to the Management Company by the Company; or

                 (c) the Company may terminate this Agreement as a result of a reasonable determination by the Company that the Management Company, its officers or employees have committed a criminal felony or an act of embezzlement with respect to the funds or property of the Company which could have been prevented by prudent management by the Management Company;





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provided, however, that, notwithstanding any termination of this Agreement, the obligations of each party hereunder for services rendered or payments made by the Management Company prior to such termination shall expressly survive any termination of this Agreement and remain in full force and effect.

                 In addition, this Agreement shall terminate automatically upon consummation of the sale of all or substantially all of the assets or stock of Booth Creek Ski Group, Inc. and its subsidiaries on a consolidated basis.

                 Any party hereto terminating this Agreement shall send written notice of such termination to the other party hereto.

7.       Limitation of Liability; Indemnification

                 (a) To the fullest extent permitted by law, the Management Company and any officer, director, employee, agent or attorney of the Management Company (collectively, the "Indemnitees") shall not have any liability to any of Group, the Company or any of their subsidiaries for any loss, damage, cost or expense (including, without limitation, any court costs, attorneys' fees and any special, indirect, consequential or punitive damages of Group, the Company or any of their subsidiaries) allegedly arising out of the Management Company's management services rendered to Group, the Company or any of their subsidiaries hereunder or Indemnities' acts, conduct or omissions in connection with the Management Company's management services rendered to Group, the Company or any of their subsidiaries hereunder; provided, however, that this provision shall not apply if such loss, damage, cost or expense arises out of (i) an act of embezzlement or commission of a criminal felony by the Management Company or (ii) willful misconduct or gross negligence by the Management Company.

                 (b) To the fullest extent permitted by law, the Company agrees to indemnify the Indemnitees and hold the Indemnitees harmless against, any loss, damage, cost or expense (including, without limitation, court costs and reasonable attorneys' fees) which the Indemnitees may sustain or incur by reason of any threatened, pending or completed investigation, action, claim, demand, suit, proceeding or recovery by any person (other than the Indemnitees) allegedly arising out of the Management Company's management services rendered to Group, the Company or any of their subsidiaries hereunder or the Indemnitees' acts, conduct or omissions in connection with the Management Company's management services rendered to Group, the Company or any of their subsidiaries hereunder, except in any instance in which the Indemnitees would not be exempted from liability under Section 7(a) hereof.

                 (c) Any Indemnitee shall as promptly as practicable notify the Company of a claim as to which indemnification is sought by such Indemnitee; provided, however, that the Company shall not be relieved of its obligations hereof by reason of the failure by such Indemnitee to give such notice to the Company except to the extent that such failure interferes with or adversely affects the Company's or defense in connection with such claim. The Company shall have the right in its sole discretion to defend or compromise any claim for which indemnification is sought under this Section 7, and such Indemnitee shall reasonably cooperate with all reasonable requests of the





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Company in connection therewith; provided, however, if (i) the Indemnitee has been advised by counsel that an actual or potential conflict of interest could exist were such Indemnitee to be represented by counsel for the Company or (ii) such Indemnitee has been indicted or otherwise charged in a criminal complaint, such Indemnitee may have separate counsel, the reasonable fees and expenses of counsel engaged on behalf of such Indemnitee to be borne by the Company. An Indemnitee, at any time and at its own expense, may participate in any judicial proceeding controlled by the Company pursuant to this Section 7(d). To the extent that an Indemnitee would be entitled to indemnifications under this
Section 7 but a court determines the undertaking to indemnify and hold harmless set forth in this Section 7 is unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities and obligations incurred by the Indemnitees or any of them.

8.       Notices

                 All notices and other communications to any of the parties hereto required or permitted under the Agreement (including, without limitation, any termination notice) shall be in writing and shall be deemed to have been given (a) when delivered to the addressee in person, (b) when sent by facsimile after confirmation of receipt, (c) when sent via overnight mail, one business day after being sent, or (d) three (3) business days after being deposited in the United States mail, first class postage prepaid, registered or certified mail, addressed to the respective addressee(s) at the following addresses:

If to the Management Company:              1000 S. Frontage Road
                                           Vail, Colorado 81657
                                           Attention: George N. Gillett, Jr.

If to the Company:                         1000 S. Frontage Road
                                           Vail, Colorado 81657
                                           Attention: George N. Gillett, Jr.

or, to such other address as any party hereto shall previously have designated by written notice to the other parties hereto in accordance with this Section 8.

                 Any notice or other communication sent by telecopier or similar facsimile telecommunication shall be confirmed promptly by the sending of a copy of such notice or other communication to the addressee thereof by United States mail, first class postage prepaid, registered or certified mail.

9.       Amendment; Assignment; Binding Effect

                 This Agreement may be amended or modified only by a written instrument signed by all the parties hereto. No party shall assign or transfer this Agreement, in whole or in part, or any of such party's rights or obligations hereunder, to any other person or entity without the prior written





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consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.      Waiver; Severability

                 The failure of a party hereto to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such a provision. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereunder unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

11.      No Recourse Against Others

                 Notwithstanding anything contained in this Agreement to the contrary, a director, officer or employee, as such, of the Management Company shall not have any liability for any obligations of the Management Company, Group, the Company or any of the Company's subsidiaries, as the case may be, under this Agreement or for any claim based upon, in respect of, or by reason of such obligations or its creation.

12.      GOVERNING LAW

                 THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.      Entire Agreement

                 This Agreement constitutes the entire Agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written, with respect thereto.

14.      Counterparts

                 This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first above written.


                                        BOOTH CREEK SKI HOLDINGS, INC.

                                        BY:   /s/ Jeffrey J. Joyce
                                           ---------------------------

                                        ITS:
                                            --------------------------


                                        BOOTH CREEK, INC.

                                        BY:   /s/ Jeffrey J. Joyce
                                           ---------------------------

                                        ITS:
                                            --------------------------





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